Novelos Therapeutics Announces Corporate Name Change to Cellectar Biosciences, Inc.

Stock to be Quoted Under Ticker Symbol CLRB Beginning February 12, 2014

MADISON, Wis., February 11, 2014, – Novelos Therapeutics, Inc. (OTCQX: NVLT) a biopharmaceutical company developing novel agents for the detection and treatment of cancer, announced that, effective today, its corporate name will be "Cellectar Biosciences, Inc." The company's shares will start trading under its new name and stock ticker symbol, "CLRB", effective as of market open on February 12, 2014. The company's common stock has been assigned a new CUSIP number of 15117F104 in connection with the name change. Outstanding stock certificates are not affected by the name change and will not need to be exchanged.

"Over the course of the last few months, we have undertaken a thorough evaluation of our development pipeline and business strategy with an eye toward taking the necessary steps to begin rebuilding shareholder value,” commented Dr. Simon Pedder, acting chief executive officer. “As part of this process we have implemented organizational and personnel changes, sought additional capital and defined clinical development programs that target areas of high unmet medical need, provide an opportunity to validate our technology and allow us to firmly establish proof-of-concept for our highly-selective cancer-targeting and retention delivery platform. With the right team and the right programs, we are now poised to execute on the near-term opportunities that will provide the foundation for our future growth and success. We look forward to starting this new chapter and are proud to do so under a new name that reflects the origins of our technology and the simplicity of our mission to create cancer and cancer stem cell selective technology.”

A New Approach to Cancer Treatment, Detection and Monitoring

Cellectar is developing a portfolio of imaging and therapeutic agents that capitalize on the unique attributes of its cancer-targeting and retention platform technology. Because of the variety of agents that preclinical data suggest can be effectively linked to Cellectar’s phospholipid ether (PLE) platform, the opportunities for development span a broad range of uses and indications.

To date, three cancer-targeted products have been generated from a single chemical core structure that is the foundation of our technology platform: a diagnostic PET imaging agent, I-124-CLR1404; a molecular radiotherapeutic, I-131-CLR1404; and a non-radioactive optical imaging agent designed to increase the success of cancer surgery and non-invasively image certain tumors, CLR1502.

Together, our agents are being developed to “find, treat and follow” cancer anywhere in the body in a novel and highly selective way.

Focused on Disciplined Execution and Validation of Technology Platform

In order to maximize the future value of Cellectar’s core technology, the company is focused on targeting rapid development opportunities that can validate the delivery technology and optimize internal resources while firmly establishing proof-of-concept where there is significant unmet medical need. To this end, Cellectar’s initial strategic priorities will be to advance its tumor imaging clinical programs.

Cellectar will initiate its first company-sponsored Phase II trial evaluating I-124-CLR1404 in glioblastoma in the first quarter of 2014. This 10-center trial is expected enroll approximately 36 patients and be completed by year-end 2014. Though identified as an orphan indication, glioblastoma is the most common malignant primary brain tumor. Glioblastomas are aggressive tumors with rapid progression and limited treatment options that typically results in death within 15 months of diagnosis. Despite complete resection of glioblastoma defined by conventional MRI, local recurrence is essentially universal suggesting MRI inadequately defines the true extent of disease. Moreover, conventional imaging is inadequate in distinguishing recurrent glioblastoma from treatment related changes and pseudoprogression. Cellectar’s novel Phase II trial design seeks to demonstrate that PET imaging using I-124-CLR1404 can enable more definitive and precise diagnostic imaging of glioblastoma as conclusively confirmed by pathologic analysis.

In addition to its PET imaging agent, Cellectar is developing CLR1502 for real-time, intraoperative imaging of cancer to aid in the identification of malignant tissue during diagnostic, staging, debulking and curative cancer surgeries. The company plans to submit an Investigational New Drug (IND) application in 2014 to enable the initiation of a Phase I trial of its optical imaging agent, CLR1502, in patients undergoing breast cancer conserving surgery.

"We believe the integration of pathology confirmation in our imaging studies provides a unique opportunity to rapidly, and compellingly, validate our broader portfolio opportunities and look forward to leveraging the data generated by these trials to facilitate the future advancement of additional imaging and therapeutic candidates, both on our own and in partnership with other companies," continued Dr. Pedder.

About Cellectar Biosciences, Inc.

Cellectar Biosciences is developing agents to detect, treat and monitor a broad spectrum of cancers. Utilizing a novel phospholipid ether (PLE) platform technology as a targeted delivery and retention vehicle, Cellectar’s compounds are designed to be selectively taken up and retained in both cancer cells and cancer stem cells. With the ability to attach both imaging and therapeutic agents to its proprietary delivery platform, Cellectar has developed a portfolio of product candidates engineered to capitalize on the unique characteristics of cancer cells to “find, treat and follow” malignancies in a highly selective way. I-124-CLR1404 is a small-molecule, broad-spectrum, cancer-targeted PET imaging agent. A Phase II trial evaluating I-124-CLR1404 in glioblastoma is expected to be completed in 2014. Additionally multiple, investigator sponsored Phase I/II clinical trials are ongoing across 11 solid tumor indications. I-131-CLR1404 is a small-molecule, broad-spectrum, cancer-targeted molecular radiotherapeutic that delivers cytotoxic radiation directly and selectively to cancer cells and cancer stem cells. Data from a Phase Ib dose-escalation trial of I-131-CLR1404 in patients with advanced solid tumors is anticipated in the first quarter of 2014. CLR1502 is a preclinical, cancer-targeted, non-radioactive optical imaging agent for intraoperative tumor margin illumination and non-invasive tumor imaging. For additional information please visit www.cellectar.com

INVESTOR CONTACT

Kate McNeil, Vice President of IR, PR & Corporate Communications

Cellectar Biosciences, Inc.

Phone: (347) 204-4226

Email: kmcneil@cellectar.com

This news release contains forward-looking statements.  You can identify these statements by our use of words such as "may," "expect," "believe," "anticipate," "intend," "could," "estimate," "continue," "plans," or their negatives or cognates.   These statements are only estimates and predictions and are subject to known and unknown risks and uncertainties that may cause actual future experience and results to differ materially from the statements made.  These statements are based on our current beliefs and expectations as to such future outcomes.  Drug discovery and development involve a high degree of risk.  Factors that might cause such a material difference include, among others, uncertainties related to the ability to raise additional capital, uncertainties related to the ability to attract and retain partners for our technologies, the identification of lead compounds, the successful preclinical development thereof, the completion of clinical trials, the FDA review process and other government regulation, our  pharmaceutical collaborators' ability to successfully develop and commercialize drug candidates, competition from other pharmaceutical companies, product pricing and third-party reimbursement. A complete description of risks and uncertainties related to our business is contained in our periodic reports filed with the Securities and Exchange Commission including our Form 10-K for the year ended December 31, 2012 and in our subsequent quarterly reports on Form 10-Q. These forward-looking statements are made only as of the date hereof, and we disclaim any obligation to update any such forward-looking statements.